UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                               Cecil Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   149841 10 8
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                                 (CUSIP Number)

                                December 22, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------         ------------------------------------
CUSIP No. 149841 10 8               13G      Page 2 of 6 Pages
          ----------------------                  --   --
--------------------------------         ------------------------------------

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1          NAME OF REPORTING PERSON
           SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (VOLUNTARY)

           Matthew G. Bathon
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) /_/
                                                                 (b) /X/
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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
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                             5       SOLE VOTING POWER

        NUMBER OF                    36,000
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6       SHARED VOTING POWER
         OWNED BY
           EACH                      0
        REPORTING            ---------------------------------------------------
          PERSON             7       SOLE DISPOSITIVE POWER
           WITH
                                     36,000
                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           36,000
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10         CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                    /_/
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.94% of 606,494 shares of Common Stock outstanding as of
           December 31, 1998
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 6 pages


                                    ITEM 1(A)
NAME OF ISSUER:   Cecil Bancorp, Inc. ("Company")


                                    ITEM 1(B)
ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:
                                         127 North Street
                                         Elkton, MD 21921

                                    ITEM 2(A)
NAME OF PERSON FILING:     Matthew G. Bathon


                                    ITEM 2(B)
ADDRESS OF PRINCIPAL BUSINESS OFFICE:    146 E. Main Street
                                         Elkton, MD 21921

                                    ITEM 2(C)
CITIZENSHIP:      USA


                                    ITEM 2(D)
TITLE OF CLASS OF SECURITIES:  Common Stock, par value $0.01 per share
                               ("Common Stock").


                                    ITEM 2(E)
CUSIP NUMBER:              149841 108

                                     ITEM 3
CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.

                                     ITEM 4
OWNERSHIP:

         (A) AMOUNT BENEFICIALLY OWNED. . . . .               36,000

         (B) PERCENT OF CLASS . . . . . . . . . . . .         5.94%

         (C) NUMBER OF SHARES AS TO WHICH
             SUCH PERSON HAS:

                  (I) SOLE POWER TO VOTE OR TO

                                                               Page 4 of 6 pages


                      DIRECT THE VOTE . . . . . . . . .       36,000

                  (II) SHARED POWER TO VOTE OR TO
                       DIRECT THE VOTE. . . . . . . . .       0

                  (III) SOLE POWER TO DISPOSE OR TO
                        DIRECT DISPOSITION OF . . . . .       36,000

                  (IV) SHARED POWER TO DISPOSE OR TO
                       DIRECT DISPOSITION OF  . . . . .       0


                                     ITEM 5
OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:        Not applicable.


                                     ITEM 6
OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: Not applicable.


                                     ITEM 7
IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY
BEING REPORTED ON BY THE PARENT HOLDING COMPANY:           Not applicable.


                                     ITEM 8
IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:  Not applicable.


                                     ITEM 9
NOTICE OF DISSOLUTION OF GROUP:     Not applicable.

                                                               Page 5 of 6 pages

                                     ITEM 10
CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired or held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired or held in connection with or as a participant in any transaction having such purposes or effect.


SIGNATURE:
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                         February 3, 1999
                                                  ------------------------------
                                                               Date

                                                     /s/ Matthew G. Bathon
                                                  ------------------------------
                                                             Signature

                                                  ------------------------------
                                                         Matthew G. Bathon



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)